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                                                                Exhibit 3(o)


                           AMENDMENT TO BYLAWS OF
                         K-V PHARMACEUTICAL COMPANY

As directed by the unanimously adopted resolution of the Board of Directors of K-V Pharmaceutical Company duly adopted on June 28, 2004, the Bylaws of the Company were amended, effective June 28, 2004, by amending the first sentence of Article III, Section 1 thereof to read as follows in its entirety:

     "The number of directors which shall constitute the whole board shall be ten."